Exhibit 10.4

INDEPENDENT CONTRACTOR’S AGREEMENT

Amendment #1

This amendment (“Amendment #1”) to the INDEPENDENT CONTRACTOR’S AGREEMENT (the “Agreement”) made as of April 23, 2010, between Calpian, Inc. (fka Toyzap.com, Inc., “Company”), and David N. Pilotte dba DNP Financial Strategies (“Advisor”) shall be effective February 1, 2011 (“Effective Date”).

WHEREAS, Company and Advisor entered into the Agreement on April 23, 2010, and Advisor has since been engaged by Company under the Agreement, and

WHEREAS, Company and Advisor desire to modify the Agreement to make certain changes as set forth in this Amendment #1.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Amendment #1 agree as follows:

1. Section 2 of the Agreement is deleted in its entirety and replaced with the following:

“2. Advisor will be paid a retainer of $18,000 per month (including 0% state income tax), plus reasonable and documented expenses, for services performed under this Agreement during the Term (as defined in Section 7 hereof) of this Agreement. Current expectations are that Advisor’s services will be required approximately 60% of the time, plus or minus, in any given month. Such retainer and other compensation outlined herein, if any, shall be the full and total compensation due Advisor without regard to actual hours incurred to meet the needs of Company. All amounts incurred hereunder become due and payable on the first day of each month in advance, and are not pro-ratable.

Company agrees to reimburse Advisor for all reasonable and documented out-of-pocket expenses incurred in performing the services hereunder including, but not limited to, travel (coach class), lodging, meals, equipment rental, vehicle rental, supplies, telephone, fax and photocopying, all of which expenses shall be incurred in compliance with the Company’s travel and entertainment policy in effect from time to time and be subject to approval by the undersigned Company representative or as otherwise designated. Notwithstanding the foregoing, Advisor shall not incur any expense, singularly or in the aggregate within any calendar month, exceeding $2,500 without the Company’s prior written approval.”

2. Section 3 of the Agreement is deleted in its entirety and replaced with the following:

“3. In each year, beginning in 2011, if the Company’s Board of Directors, in its sole and absolute discretion, awards bonuses to executive officers based upon individual performance, Company performance, a combination thereof, or upon any other basis, then Advisor shall participate in such bonus awards.

In addition to all other compensation provided for in this Amendment, and subject to Board approval, Advisor shall be awarded equity in Company representing not less than 200,000 restricted shares or options exercisable at the then-current fair market value of such stock as determined by the Board of $.001 par value common stock of the Company, issued subject to a written equity incentive plan to be adopted by the Board and approved by Company shareholders. Such equity shall vest in equal installments on February 1, 2012, and the anniversary of such date thereafter in 2013, 2014, and 2015. Advisor agrees to be bound by similar lock-up restrictions on all such equity that Company’s other officers and directors are bound by.”

3. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

“7. This Agreement shall be effective from the Effective Date hereof and shall continue until terminated by either party by providing 60 days written notice of intent to terminate to the other party.

Notwithstanding anything to the contrary herein, Company may remove Advisor from the CFO position, or any other executive office of Company, in its sole discretion. In such event, unless this Agreement is otherwise terminated as provided for herein, Advisor shall continue to provide such financial advisory and other services as mutually agreed upon with the Company for the duration of the Agreement.”

5. Miscellaneous.

(a) Governing Law. This Amendment #1 and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

(b) Counterparts. This Amendment #1 may be executed in two or more counterparts and by facsimile, each of which shall be deemed an original and all of which together shall constitute one instrument.

(c) Entire Agreement. The Agreement, as amended to date and by this Amendment #1, and the documents referred to herein and therein, constitute the entire agreement between the parties hereto pertaining to the subject matters hereof and thereof, respectively, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

DNP Financial Strategies		Calpian, Inc.

By:	/s/ David N. Pilotte	By:	/s/ Harold Montgomery
	David N. Pilotte, Principal		Harold Montgomery, CEO

	Date: March 30, 2011		Date: March 30, 2011